Exhibit 10.18

Form of Westell Technologies, Inc. and subsidiaries

Consolidated Employee Bonus Plan – Executive Staff

Fiscal Year [                    ] Bonus Plan

Confidential and Proprietary

Westell Technologies, Inc.

Purpose

The purpose of the FY     Bonus Plan is to reward certain employees based on the performance of Westell Technologies, Inc. and its subsidiaries (the “Company”) based on Revenue, Gross Profit and Operating Profit objectives established in the FY[    ] Budget on a consolidated basis.

Overall Design

The Revenue, Gross Profit and Operating Profit objectives are set for each bonus period based on the FY[    ] Budget as approved by the Company’s Board of Directors. Bonus results are tied to the Company’s full-year financial results as shown below:

Revenue Performance vs. Budget g [    ]%

Gross Profit vs. Budget g [    ]%

Operating Profit vs. Budget g [    ]%

The Company funds participant contributions to the companywide bonus pool based upon each participant’s individual target bonus amount. The target bonus represents an individual’s calculated bonus at 100% attainment of company performance objectives. The companywide bonus pool will aggregate the individual calculated bonus amounts across all participants, based upon the Company’s financial results for the full-year and the Payout Tables described below. Individual bonus payouts will be made from the companywide bonus pool based upon each participant’s individual calculated bonus amounts. Payments ("Payout") are scheduled to be distributed in [    ], subject to the final FY[    ] audit and compensation committee approval.

Objectives

The Revenue, Gross Profit and Operating Profit objectives will be based on the consolidated Company FY[    ] Budget, as approved by the Board of Directors. The full-year objective is [    ] % attainment of our Revenue plan, [    ] % attainment of our Gross Profit plan, and [    ] % attainment of our Operating Profit plan.

Plan Rules and Eligibility

The following rules apply to the bonus plan:

1.	Participants must be employed at the Company as of the date of the Payout.

2.	Employees who do not work the entire bonus period for any reason other than vacation, holiday or PTO days will have their Payout amounts prorated based on the number of days actually worked.

3.	Temporary employees are not eligible for this bonus program.

4.	Employees with regular work schedules set at less than 40 hours a week will be prorated as follows:

a.	Exempt Employees will be prorated based upon their scheduled hours per week.

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Westell Technologies, Inc.

b.	Non Exempt Employees will be prorated according to the following schedule:

Scheduled Hours per Week	Eligibility Proration (Percentage of Normal Bonus Target for their Job Grade/Position)
Less than 20	0%
Greater than or equal to 20 but less than 30	50%
Greater than or equal to 30 but less than 35	75%
Greater than or equal to 35	100%

5.	Employees hired after 12/31/[ ] may not be eligible for the FY[ ] Plan.

6.	The Company reserves the right to modify or discontinue this bonus plan at any time without prior notice. The Company reserves the right to modify or deny Payout amounts to an individual based on its own discretion.

Payout Tables

Revenue Table	Gross Profit & Operating Profit Tables

Payout Specifications

Bonus Funding: The companywide bonus pool is determined by aggregating individual calculated bonus amounts by applying the Company financial results against the Payout Tables referenced above.

Individual Payments: Individual payments will be calculated by applying the corporate results against the individual targets. Any proration calculations due to the Plan Rules and Eligibility will also be taken into consideration at the time of Payout.

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Westell Technologies, Inc.